Exhibit 10.1
FARO Technologies
250 Technology Park, Lake Mary, FL 32746
Tel: +1.407.333.9911 | Toll Free: 800.736.0234 Nasdaq: FARO
Fax: +1.407.333.4181www.FARO.com

Strictly Private and Confidential

January 9, 2019

Dr. Simon Raab
Chairman and Chief Executive Officer
Faro Technologies Inc.
250 Technology Park
Lake Mary, FL 32746

Dear Simon,

This letter agreement confirms our discussions in connection with succession planning and your compensation related to your continuing employment at FARO Technologies, Inc. (“FARO”) and your pending retirement as President and CEO and a member of the Board of Directors of FARO.

You are aware that the Board of Directors has succession initiatives underway to identify and qualify candidates for the position of chief executive officer in anticipation of your retirement.

While the date of your retirement (“Retirement Date”) has not yet been determined, the Compensation Committee has approved the following compensation for you as a continuing incentive to achieve planned performance results and to retain your services through the chief executive officer transition period:

Your current base salary of $775,000 shall continue until the Retirement Date.

For 2019, you will be eligible to participate in Faro’s short-term incentive plan (“STIP”). Under the STIP, you will be eligible to receive incentive compensation in the form of a cash award of 100% of your base salary upon Faro’s achievement of the board-approved 2019 financial targets. Should you retire before the end of 2019 you will be eligible to receive this incentive without proration that could range from zero to 200% of your base salary depending upon Faro’s achievement of the 2019 financial targets. This incentive shall be payable following board approval which is expected to occur by no later than April 30, 2020.

In lieu of your annual long-term incentive award in 2019 which is granted in the spring each year, you will be provided with a long-term incentive and retention award in the form of 24,606 restricted stock units in accordance with FARO’s 2014 Incentive Plan. These restricted stock units shall fully vest six months following the Retirement Date. In return for this award, you agree to be available at reasonable times to provide advice and counsel to your successor through the six-month period following the Retirement Date.

Finally, all outstanding unvested stock options that have been previously awarded to you under the 2014 Incentive Plan shall fully vest as at the Retirement Date and shall be eligible to exercise over the full term of each option grant in accordance with the 2014 Incentive Plan.

You agree that the compensation arrangements as set out above are in lieu of, and you hereby waive the right to receive, any other severance payments or benefits to which you would otherwise be eligible to receive upon a termination of employment now or in the future.

We trust what is set above accurately reflects our arrangements with you. If so, would you kindly sign and return a copy of this letter to me at your convenience.

We are grateful for your exceptional contribution to Faro and look forward to continuing success in 2019.

Sincerely,

/s/ John Caldwell

By: John Caldwell, Chairman of Faro Compensation Committee

AGREED AND ACCEPTED

this 9th day of January, 2019

/s/ Simon Raab

By: Dr. Simon Raab